EXHIBIT 4.3

AMENDMENT NO. 2

TO

PROMISSORY NOTE

This Amendment No. 2 to Promissory Note (this “Amendment”), dated as of May 17, 2022 (the “Effective Date”), is entered into by and between ENOCHIAN BIOSCIENCES, INC., a Delaware corporation (the “Company”), and PASECO APS (the “Holder”).

RECITALS

WHEREAS, the Company issued to the Holder that certain Promissory Note in the principal amount of $5,000,000, dated March 30, 2020 (the “Original Note”);

WHEREAS, pursuant to Section 2 of the Original Note, the note matures with the entire principal amount payable on November 30 2021;

WHEREAS, Section 7(a) of the Original Note provides that the Original Note and any provision therein may be amended by the written agreement of the Company and the Holder; and

WHEREAS, Amendment No. 1 to Promissory Note the Company and the Holder amended the Original Note to extend the maturity of the Original Note until November 30, 2022.

WHEREAS, the Company and the Holder desire to extend the maturity of the Original Note until November 30, 2023 and to amend certain other terms of the Original Note as set forth below.

NOW THEREFORE, in consideration of the mutual promises contained in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holder, intending to be legally bound, hereby agree as follows:

1.	Capitalized Terms. Except as may be expressly provided herein, all capitalized terms used herein shall have the meanings assigned to them in the Original Note.

2.	Amendment to Section 1. The Company and the Holder desire to amend the Original Note to increase the interest accrued on the Principal to a rate of twelve percent (12%) per annum, and as such, Section 1 of the Original Note is hereby amended and shall read in its entirety as follows:

“Interest shall accrue on the Principal received by Maker from the date so received at a rate of twelve percent (12%) per annum. Interest shall be calculated on the Issue Date on the basis of the actual number of days elapsed until the Maturity Date (as defined below) and shall be subject to mandatory prepayment in-kind pursuant to Section 4 below.”

3.	Amendment to Section 2. The Company and the Holder desire to amend the Original Note to extend the maturity of the Original Note until November 30, 2023, and as such, Section 2 of the Original Note is hereby amended and shall read in its entirety as follows:

“The entire unpaid Principal shall be due and payable by the Maker to the Payee on November 30, 2023 (the “Maturity Date”). All payments hereunder shall be made at the Payee’s address as set forth herein below or as otherwise may be designated by the Payee in writing.”

4.	Amendment to Section 4. Section 4 of the Original Note is hereby amended to add the following:

“Accrued Interest payable from November 30, 2022 until May 30, 2023 shall be paid by the Maker in-kind on the date hereof in fully paid and non-assessable shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), valued at the closing sale price of the Common Stock of the Nasdaq Capital Market on the date hereof. All accrued interest payable from May 30, 2023 to the Maturity Date shall be payable by the Maker on May 30, 2023, at the option of the Holder either (i) in cash or (ii) in non-assessable shares of the Company’s Common Stock, valued at the closing sale price of the Common Stock of the Nasdaq Capital Market on May 30, 2023.”

5.	Conforming Changes. All provisions in the Original Note and any amendments, attachments, schedules or exhibits thereto in conflict with this Amendment shall be and hereby are changed to conform to this Amendment.

6.	Full Force and Effect. The Original Note is not amended hereby and shall remain in full force and effect, except as otherwise set forth in this Amendment. The parties hereby ratify and confirm the terms and conditions of the Original Note, as supplemented and amended by this Amendment.

7.	Recitals. The Recitals above are true and correct and are hereby incorporated by reference.

8.	Applicable law. The substantive laws of the applicable state, as well as terms regarding forum and jurisdiction, as originally provided in the Original Note shall govern the construction of this Agreement and the rights and remedies of the parties hereto.

9.	Counterparts. This Amendment may be executed in counterparts (including by means of electronic transmission), each of which shall be deemed an original but all of which, when taken together, will constitute one and the same agreement.

** Signature Page Follows **

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IN WITNESS WHEREOF, the Company and the Holder have made and executed this Amendment effective as of the Effective Date.

COMPANY:		HOLDER:
ENOCHIAN BIOSCIENCES, INC.		PASECO APS
By:	/s/ Luisa Puche	By:	/s/ Ole Abildgaard
Name: Luisa Puche		Name: Ole Abildgaard
Title: Chief Financial Officer		Title: CEO

Signature Page to Amendment No. 2 to Promissory Note

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